June [ ], 2020

ICON Fund	ICON Energy Fund
ICON Long/Short Fund	ICON Industrials Fund
ICON Opportunities Fund	ICON Natural Resources Fund
ICON Equity Income Fund	ICON Information Technology Fund
ICON Risk-Managed Balanced Fund	ICON Healthcare Fund
ICON Consumer Discretionary Fund	ICON Utilities Fund
ICON Consumer Staples Fund	ICON Flexible Bond Fund
ICON Financial Fund	ICON Emerging Markets Fund

(each a series of ICON Funds trust)

5299 DTC Blvd, Suite 1200

Greenwood Village, CO 80111

ICON Equity Fund	ICON Health and Information Technology Fund
ICON Equity Income Fund	ICON Utilities and Income Fund
ICON Consumer Select Fund	ICON Flexible Bond Fund
ICON Natural Resources Fund	Shelton Emerging Markets Fund

(each a series of SCM Trust)

1875 Lawrence Street, Suite 300

Denver, CO 80202-1805

Re:	Fund Reorganization

Ladies and Gentlemen:

We are acting as counsel to SCM Trust, a Massachusetts business trust (the “Acquiring Trust”), on behalf of eight series thereof named above (each, an “Acquiring Fund” and all eight, the “Acquiring Funds”), in connection with sixteen separate reorganizations (each, a “Reorganization” and all sixteen, the “Reorganizations”), each as contemplated by a separate Agreement and Plan of Reorganization (each such Agreement and Plan of Reorganization, a “Plan”, and all of them collectively, the “Plans”), each made as February 11, 2020, by and among (i) the Acquiring Trust, on behalf of one of the eight Acquiring Funds, (ii) ICON Funds Trust, a Massachusetts business trust (the “Selling Trust”), on behalf of one of the sixteen series thereof named above (each, an “Acquired Fund” and all sixteen, the “Acquired Funds”), and (iii) CCM Partners, LP, a California limited partnership d/b/a Shelton Capital Management, solely with respect to paragraph 7 of the applicable Plan.

June [ ], 2020

Pursuant to the Plans:

(1)	The ICON Fund, ICON Long/Short Fund, and ICON Opportunities Fund, each of the Selling Trust, will (pursuant to three different Plans and three different Reorganizations) be reorganized into the ICON Equity Fund of the Acquiring Trust.

(2)	ICON Equity Income Fund and ICON Risk-Managed Balanced Fund, each of the Selling Trust, will (pursuant to two different Plans and two different Reorganizations) be reorganized into the ICON Equity Income Fund of the Acquiring Trust.

(3)	ICON Consumer Discretionary Fund, ICON Consumer Staples Fund, and ICON Financial Fund, each of the Selling Trust, will (pursuant to three different Plans and three different Reorganizations) be reorganized into ICON Consumer Select Fund of the Acquiring Trust.

(4)	ICON Information Technology Fund and ICON Healthcare Fund, each of Selling Trust, will (pursuant to two different Plans and two different Reorganizations) be reorganized into ICON Health and Information Technology Fund of the Acquiring Trust.

(5)	ICON Energy Fund, ICON Industrials Fund, and ICON Natural Resources Fund, each of the Selling Trust, will (pursuant to three different Plans and three different Reorganizations) be reorganized into the ICON Natural Resources Fund of the Acquiring Trust.

(6)	ICON Utilities Fund of the Selling Trust will (pursuant to a Plan and Reorganization) be reorganized into ICON Utilities and Income Fund of the Acquiring Trust.

(7)	ICON Flexible Bond Fund of the Selling Trust will (pursuant to a Plan and Reorganization) be reorganized into ICON Flexible Bond Fund of the Acquiring Trust.

(8)	ICON Emerging Markets Fund of the Selling Trust will (pursuant to a Plan and Reorganization) be reorganized into Shelton Emerging Markets Fund of the Acquiring Trust.

Each Reorganization will consist of the transfer of all of the assets of the applicable Acquired Fund to the corresponding Acquiring Fund described above (the “corresponding Acquiring Fund”) in exchange solely for shares of such Acquiring Fund, the assumption by such Acquiring Fund of all liabilities of the Acquired Fund, the distribution of such shares of the Acquiring Fund to the shareholders of the Acquired Fund in complete liquidation of the Acquired Fund, and the termination of the Acquired Fund, all as provided in the applicable Plan.

June [ ], 2020

In connection with rendering this opinion, we have examined: (i) each Plan; (ii) a proxy/prospectus on Form N-14 related to the Reorganizations (the “Form N-14”); (iii) the representation letters of Acquiring Trust and Selling Trust executed in connection with the Reorganizations (collectively, the “Representation Letters”); and (iv) the Internal Revenue Code of 1986, as amended (the “Code”), applicable Treasury Department regulations in effect as of the date hereof, current published administrative positions of the Internal Revenue Service (the “Service”) contained in revenue rulings and procedures, and such other statutes, regulations, rulings and decisions as we deemed material to the preparation of this opinion letter.

For purposes of this opinion, we have assumed that the representations and warranties set forth in the Plans and the representations made in the Representation Letters are true and correct and that the conditions to the parties’ obligations under the Plans will be satisfied and the parties will comply with their respective covenants thereunder. We have relied on the representations and warranties in the Plans and the representations in the Representation Letters in rendering our opinion.

In formulating our opinion, we have examined originals or copies, identified to our satisfaction, of documents and other instruments that we have deemed necessary or appropriate for purposes of this opinion. In performing such examination, we have assumed the authenticity of all documents submitted to us as copies, the authenticity of the originals of such latter documents, the genuineness of all signatures and the correctness of all representations made therein. We cannot and do not represent that we checked the accuracy or completeness of, or otherwise independently verified, any of the various statements of fact contained in such documents and in documents incorporated by reference therein. We have further assumed that there are no agreements or understandings contemplated therein with respect to the Reorganizations other than those contained in the documents.

In addition, we have assumed with your consent that: (i) each Reorganization will be consummated in accordance with the provisions of the applicable Plan and in the manner contemplated in the Form N-14, and none of the terms or conditions contained therein has been or will be modified in any respect relevant to this opinion; (ii) the statements and representations concerning each Reorganization set forth in the Form N-14, the Representation Letters, the applicable Plan, and the other documents referred to herein are, and, as of the effective time of the Reorganizations, will be, true, accurate, and complete in all material respects; (iii) any representation or other statement in the Form N-14, the Representation Letters, the Plans , or any other document referred to herein made “to the knowledge” or similarly qualified is, and, as of the effective time of the Reorganizations, will be, in each case, true without such qualification; (iv) no action has been, or will be, taken that is inconsistent with any representation or other statement contained in the Form N-14, any Representation Letters, the Plans, or any other document referred to herein; and (v) original documents (including signatures) are authentic, documents submitted to us as copies conform to the original documents, and there has been (or will be, by the effective time of the Reorganizations) due execution and delivery of all documents where due execution and delivery are prerequisites to the effectiveness thereof.

June [ ], 2020

Other than obtaining the representations set forth in the Representation Letters, we have not independently verified any factual matters in connection with, or apart from, our preparation of this opinion. Accordingly, our opinion does not take into account any matters not set forth herein that might have been disclosed by independent verification. In the course of preparing our opinion, nothing has come to our attention that would lead us to believe that any of the facts, representations, or other information on which we have relied in rendering our opinion is incorrect.

Based on the foregoing, and subject to the assumptions, exceptions, limitations, and qualifications set forth herein, it is our opinion that, for U.S. federal income tax purposes, separately with respect to each Reorganization and the applicable Acquired Fund and corresponding Acquiring Fund:

(a) The acquisition by the Acquiring Fund of all of the assets of the Acquired Fund (the “Assets”) in exchange solely for shares of the Acquiring Fund (the “Acquiring Fund Shares”) and the assumption of the liabilities of the Acquired Fund (the “Liabilities”) by the Acquiring Fund, followed by the distribution of the Acquiring Fund Shares to the Acquired Fund shareholders in exchange for their shares in the Acquired Fund (the “Acquired Fund Shares”) in complete liquidation and termination of the Acquired Fund will constitute a reorganization under section 368(a) of the Code, and the Acquired Fund and the Acquiring Fund each will be considered a “party to a reorganization” within the meaning of section 368(b) of the Code;

(b) No gain or loss will be recognized by the Acquired Fund on the transfer of the Assets in exchange for Acquiring Fund Shares or the assumption by the Acquiring Fund of the Liabilities, or upon the distribution of the Acquiring Fund Shares to the Acquired Fund shareholders in complete liquidation of the Acquired Fund, except for (A) any gain or loss recognized on (1) “section 1256 contracts” as defined in section 1256(b) of the Code or (2) the transfer of stock in a “passive foreign investment company” as defined in section 1297(a) of the Code, and (B) any other gain or loss that may be required to be recognized (1) as a result of the closing of the tax year of the Acquired Fund, or (2) upon the transfer of an Asset regardless of whether such a transfer would otherwise be a nontaxable transaction under the Code;

(c) The tax basis of the Assets will be the same to the Acquiring Fund as the tax basis of such Assets to the Acquired Fund immediately prior to the Reorganization, except that the Acquiring Fund’s tax basis will be increased by any gain recognized by the Acquired Fund in the Reorganization, and the holding period of each Asset in the hands of the Acquiring Fund will include the period during which such Asset was held by the Acquired Fund, except where the Acquiring Fund’s investment activities have the effect of reducing or eliminating an Asset’s holding period;

(d) No gain or loss will be recognized by the Acquiring Fund upon the receipt of the Assets solely in exchange for Acquiring Fund Shares and the assumption by the Acquiring Fund of the Liabilities;

June [ ], 2020

(e) No gain or loss will be recognized by the shareholders of the Acquired Fund upon the receipt of the Acquiring Fund Shares by such shareholders in exchange for their Acquired Fund Shares;

(f) The aggregate tax basis of the Acquiring Fund Shares, including any fractional shares, received by each Acquired Fund shareholder pursuant to the Reorganization will be the same as the aggregate tax basis of the Acquired Fund Shares held by such shareholder immediately prior to the Reorganization, and the holding period of the Acquiring Fund Shares, including fractional shares, received by each Acquired Fund shareholder will include the period during which the Acquired Fund Shares exchanged were held by such shareholder, provided such Acquired Fund Shares are held as capital assets at the time of the Reorganization; and

(g) The Acquiring Fund will succeed to the tax attributes of the Acquired Fund that are described in section 381(c) of the Code, subject to the conditions and limitations specified in sections 381 through 384 of the Code and the regulations thereunder.

Notwithstanding anything to the contrary herein, we express no opinion with respect to (1) the effect of the Reorganizations on any of the Acquired Funds or the Acquiring Funds with respect to any stock held in a passive foreign investment company as defined in Section 1297(a) of the Code, (2) the effect of the Reorganization on the Acquired Fund or the Acquiring Fund with respect to any transferred asset as to which any unrealized gain or loss is required to be recognized under U.S. federal income tax principles (i) at the end of a taxable year or upon the termination thereof, or (ii) upon the transfer of such asset regardless of whether such transfer would otherwise be a non-taxable transaction, or (3) any other U.S. federal tax issues (except those set forth above) and all state, local or foreign tax issues of any kind.

This opinion expresses our views only as to the material U.S. federal income tax consequences of the Reorganizations, and no opinion is expressed as to the tax consequences under non-U.S., state, or local tax laws or under U.S. federal tax laws other than those pertaining to income taxes. Our opinion is based on U.S. federal income tax laws in effect as of the date hereof. It represents our legal judgment as to the matter addressed herein, but does not bind the Service or the courts. Accordingly, no assurance can be given that this opinion, if contested, would be sustained by a court. Furthermore, the authorities on which we rely are subject to change either prospectively or retroactively, and any such change, or any variation or difference in the facts from those on which we rely and assume as correct, as set forth above, might affect the conclusion stated herein. In rendering this opinion, we undertake no responsibility to advise you of any changes or new developments in U.S. federal income tax laws or the application or interpretation thereof.

This opinion has been rendered to you solely for purposes of satisfying the requirements set forth in Section 6.8 of each Plan and may be relied upon only by the Acquiring and Selling Trusts, the Acquired Funds, the Acquiring Funds, and the shareholders of all the Acquired and Acquiring Funds. This opinion letter (and the opinions expressed herein) may not be relied upon in any other manner or by any other person and may not be furnished to any other person without our prior written approval; provided, however, that we hereby consent to the use of our name under the heading “Key Information About the Reorganization — Federal Income Tax Consequences” in the Form N-14, to the discussion of this opinion in the prospectus of such Form N-14, and to the filing of this opinion as an exhibit to the registration statement of the Selling and Acquiring Trusts, as deemed appropriate by legal counsel to the Selling and Acquiring Trusts. In giving this consent, we do not admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended or the rules and regulations of the Securities Exchange Commission thereunder.

June [ ], 2020

Very truly yours,

Davis Graham and Stubbs LLP